UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2020

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35092	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Charmany Drive

Madison, WI 53719

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EXAS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1.01	Entry into a Material Definitive Agreement.

On February 24, 2020, Exact Sciences Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., as representative of the underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company (i) agreed to sell $1.0 billion aggregate principal amount of its 0.3750% Convertible Senior Notes due 2028 (the “Notes”) and (ii) granted the Underwriters an option to purchase up to an additional $150.0 million aggregate principal amount of such Notes. On February 25, 2020, the Underwriters exercised in full their option to purchase the additional $150.0 million aggregate principal amount of such Notes.

The Notes were offered and sold in a public offering (the “Offering”) registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission on June 6, 2017, which was effective upon filing (Registration No. 333-218535), and was made pursuant to a prospectus supplement, dated February 24, 2020, and a base prospectus, dated June 6, 2017, filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

The Underwriting Agreement includes customary representations, warranties and covenants. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect of those liabilities.

The Offering closed on February 27, 2020. The Company estimates that net proceeds from the sale of the Notes will be approximately $1,124.7 million (after deducting the underwriting discount and estimated offering expenses payable by the Company). Concurrently with the closing of the Offering, the Company used approximately $150.0 million of the net proceeds from the Offering to repurchase a portion of its outstanding 1.0% Convertible Senior Notes due 2025 in a privately negotiated transaction.

The Notes were issued pursuant to an indenture, dated as of January 17, 2018 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the third supplemental indenture dated as of February 27, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

The Notes will mature on March 1, 2028 (the “Maturity Date”), unless earlier repurchased or converted. The Notes are senior unsecured obligations of the Company and bear interest at a rate of 0.3750% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2020.

Prior to September 1, 2027, the Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, until the close of business on the second scheduled trading day immediately preceding the Maturity Date. The Notes will be convertible into cash, shares of the Company’s common stock (plus, if applicable, cash in lieu of any fractional share), or a combination of cash and shares of the Company’s common stock, at the Company’s election.

The Company may not redeem the Notes prior to the Maturity Date. If a “fundamental change” (as defined in the Indenture) occurs prior to the Maturity Date, subject to certain conditions, holders may require the Company to repurchase for cash all or any portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The conversion rate for the Notes is initially 8.2076 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $121.84 per share of common stock representing a conversion premium of approximately 27.50% over the last reported sale price of $95.56 per share of the Company’s common stock on the Nasdaq Capital Market on February 24, 2020. The conversion rate is subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, holders of the Notes who convert their Notes in connection with a “make-whole fundamental change” (as defined in the Indenture), will, under certain circumstances, be entitled to an increase in the conversion rate.

The Indenture contains customary events of default including: (1) the Company’s failure to pay an installment of interest on any of the Notes for 30 calendar days after the date when due; (2) the Company’s failure to pay when due (a) the principal of the Notes or (b) the fundamental change repurchase price payable in respect of any Notes; (3) the Company’s failure to perform or its breach of any covenant or warranty of the Company contained in the Notes or the Indenture for a period of 60 consecutive calendar days after written notice of such failure, requiring the Company to remedy the same, shall have been given (a) to the Company by the Trustee or (b) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; and (4) certain events of bankruptcy, insolvency or reorganization with respect to the Company.

If an event of default occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in aggregate principal amount of Notes then outstanding by notice to the Company and the Trustee, may declare the principal of all of the then outstanding Notes to be due and payable.

The Indenture provides that the Company may, without the consent of the holders of the Notes, consolidate with, merge into or transfer all or substantially all of its consolidated assets to any corporation organized under the laws of the United States or any of its political subdivisions provided that: (1) the surviving entity (if not the Company) assumes all the Company’s obligations under the Indenture and the Notes, as provided in the Indenture; (2) at the time of and immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and (3) if the Company will not be the resulting or surviving corporation from the consolidation, merger or transfer, an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the Indenture, have been delivered to the Trustee.

The foregoing description of the Underwriting Agreement, the Base Indenture and the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements, which are attached, or incorporated by reference, as applicable, as Exhibit 1.1, Exhibit 4.1 and Exhibit 4.2, respectively, hereto. The form of the Notes issued pursuant to the Indenture is attached as an exhibit to the Supplemental Indenture and the terms and conditions thereof are incorporated by reference herein.

In connection with the Offering of the Notes, the Company is filing the opinion and consent of its counsel, K&L Gates LLP, regarding the validity of the securities being registered as Exhibits 5.1 and 23.1, respectively, hereto.

The Underwriting Agreement, the Indenture and the opinion filed herewith are incorporated by reference into the above referenced automatic shelf registration statement on Form S-3.

8.01	Other Events.

The Company issued a press release dated February 24, 2020 announcing the commencement of the Offering and the Company issued a press release dated February 24, 2020 announcing the upsizing and pricing of the Offering. Copies of the press releases are attached as Exhibit 99.1 and Exhibit 99.2, respectively, hereto.

9.01.	Financial Statements and Exhibits.

Exhibits

The exhibits to this Current Report on Form 8-K are listed below and incorporated herein by reference.

Exhibit No	Exhibit Description
1.1	Underwriting Agreement, dated February 24, 2020, by and between the Company and BofA Securities, Inc., as representative of the several underwriters named therein.
4.1	Indenture, dated January 17, 2018, between the Company and U.S. Bank National Association, as Trustee (previously filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 17, 2018 and incorporated herein by reference).
4.2	Third Supplemental Indenture, dated February 27, 2020, between the Company and U.S. Bank National Association, as Trustee (including the form of 0.3750% Convertible Senior Notes due 2028).
5.1	Opinion of K&L Gates LLP.
23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).
99.1	Press release dated February 24, 2020.
99.2	Press release dated February 24, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: February 27, 2020	By:	/s/ Jeffrey T. Elliott
Jeffrey T. Elliott
Chief Financial Officer